SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to Rule 14a-12

IPSCO Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 7, 2007

TO IPSCO Employees:

The pending combination of our companies is a very positive development in both our businesses. The bringing together of SSAB and IPSCO combines the best steel company in Europe with the best steel company in North America. The new Company will have a strengthened platform for global leadership in value added steel, together with an outstanding position to benefit from key market drivers, creating a niche oriented business with significant size. The combined business will start with 50% of it sales in North America, 46% in Europe and 4% in the rest of the world.

Completion of the transaction will follow approval by IPSCO shareholders in a vote scheduled for July 16. Following the successful completion of that vote IPSCO will become a wholly owned subsidiary of SSAB and form the basis of the North American operation. We expect to use both SSAB and IPSCO brands to accelerate sales in target areas.

The approach to integrating SSAB and IPSCO will be developed in detail over the coming months, with IPSCO people involved in this process from the very beginning. Per T Johansson, strategic planning and projects SSAB, and David Britten, VP Corporate Development IPSCO, will lead the integration work. The aim of the integration will be to develop a common vision and strategy for the new Company, ensuring that we leverage the best culture, people, competence and capabilities going forward, using a “one company” approach.

However, our most important responsibility right now is to continue to protect and grow the current business, both before the approval of the transaction but equally once the transaction has been completed.

This is a growth story, combining the excellent capabilities of our two companies into a global leader in value added steel products. The result will be new opportunities for our shareholders and, importantly, for our employees.

David Sutherland	Olof Faxander

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This communication is being made in respect of the proposed plan of arrangement involving SSAB and IPSCO. In connection with the proposed transaction, IPSCO will file with the United States Securities and Exchange Commission (“SEC”) a definitive proxy statement on Schedule 14A regarding the proposed plan of arrangement and will file such proxy statement with the Canadian Securities Administrators. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the shareholders of IPSCO seeking their approval of the proposed transaction. In addition you may obtain this document free of charge at the website maintained by the SEC at www.sec.gov or at the website www.sedar.com. Also, you may obtain documents filed with the SEC by IPSCO free of charge by requesting them in writing from 650 Warrenville Road, Suite 500, Lisle, Illinois 60532, or by telephone at (630) 810-4800.

IPSCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IPSCO’s directors and executive officers is available in IPSCO’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on March 21, 2007 and in the preliminary proxy statement filed with the SEC on May 18, 2007. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of IPSCO shareholders in connection with the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.